Exhibit 99.8

MEDIA GENERAL, INC.

TABLE OF CONTENTS

March 29, 2009

		Page
Part I. Financial Information

Item 1.	Financial Statements

	Consolidated Condensed Balance Sheets – March 29, 2009 and December 28, 2008	2

	Consolidated Condensed Statements of Operations - Three months ended March 29, 2009 and March 30, 2008	4

	Consolidated Condensed Statements of Cash Flows - Three months ended March 29, 2009 and March 30, 2008	5

	Notes to Consolidated Condensed Financial Statements	6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	11

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements

MEDIA GENERAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(000’s except shares)

	March 29, 2009	December 28, 2008

ASSETS

Current assets:
Cash and cash equivalents	$8,506	$7,142
Accounts receivable - net	83,830	102,174
Inventories	10,324	12,035
Other	29,790	38,849
Assets of discontinued operations	11,709	12,402

Total current assets	144,159	172,602

Other assets	42,451	41,287

Property, plant and equipment - net	444,551	453,627

FCC licenses and other intangibles - net	243,467	245,266

Excess of cost over fair value of net identifiable assets of acquired businesses	421,318	421,470

	$1,295,946	$1,334,252

See accompanying notes.

MEDIA GENERAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(000’s except shares and per share data)

	March 29, 2009	December 28, 2008

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$30,285	$41,365
Accrued expenses and other liabilities	80,711	86,291
Liabilities of discontinued operations	2,874	3,053

Total current liabilities	113,870	130,709

Long-term debt	730,092	730,049

Retirement, post-retirement and post-employment plans	252,878	251,175

Other liabilities and deferred credits	63,327	67,092

Stockholders’ equity:
Preferred stock ($5 cumulative convertible), par value $5 per share, authorized 5,000,000 shares; none outstanding
Common stock, par value $5 per share:
Class A, authorized 75,000,000 shares; issued 22,239,337 and 22,250,130 shares	111,197	111,251
Class B, authorized 600,000 shares; issued 551,881 shares	2,759	2,759
Additional paid-in capital	22,169	21,934
Accumulated other comprehensive loss	(186,515)	(188,139)
Retained earnings	186,169	207,422

Total stockholders’ equity	135,779	155,227

	$1,295,946	$1,334,252

See accompanying notes.

MEDIA GENERAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s except for per share data)

	Three Months Ended
	March 29, 2009	March 30, 2008
Revenues
Publishing	$89,732	$112,212
Broadcasting	59,853	74,217
Digital media and other	9,548	7,557

Total revenues	159,133	193,986

Operating costs:
Employee compensation	86,564	102,382
Production	43,602	48,334
Selling, general and administrative	25,211	29,224
Depreciation and amortization	15,318	18,327

Total operating costs	170,695	198,267

Operating loss	(11,562)	(4,281)

Other income (expense):
Interest expense	(9,972)	(12,289)
Investment loss - unconsolidated affiliate	—	(21)
Other, net	243	208

Total other expense	(9,729)	(12,102)

Loss from continuing operations before income taxes	(21,291)	(16,383)
Income tax benefit	—	(6,612)

Loss from continuing operations	(21,291)	(9,771)
Discontinued operations
Income from discontinued operations (net of taxes)	38	816
Loss related to divestiture of operations (net of taxes)	—	(11,300)

Net loss	$(21,253)	$(20,255)

Loss per common share:
Loss from continuing operations	$(0.96)	$(0.45)
Discontinued operations	—	(0.47)

Net loss	$(0.96)	$(0.92)

Loss per common share – assuming dilution:
Loss from continuing operations	$(0.96)	$(0.45)
Discontinued operations	—	(0.47)

Net loss	$(0.96)	$(0.92)

Dividends paid per common share	$—	$0.23

See accompanying notes.

MEDIA GENERAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(000’s)

	Three Months Ended
	March 29, 2009	March 30, 2008
Operating activities:
Net loss	$(21,253)	$(20,255)
Adjustments to reconcile net loss:
Depreciation and amortization	15,322	18,709
Deferred income taxes	—	4,974
Investment loss - unconsolidated affiliate	—	21
Net loss related to divestiture of operations	—	11,300
Change in assets and liabilities:
Accounts receivable and inventories	20,384	28,610
Accounts payable, accrued expenses, and other liabilities	(11,481)	4,735
Income taxes refundable	216	(10,774)
Other, net	(2,739)	(1,789)

Net cash provided by operating activities	449	35,531

Investing activities:
Capital expenditures	(4,133)	(7,959)
Collection of receivable note	5,000	—
Other, net	21	(301)

Net cash provided (used) by investing activities	888	(8,260)

Financing activities:
Increase in debt	79,500	96,000
Payment of debt	(79,457)	(119,006)
Dividends paid	—	(5,257)
Other, net	(16)	54

Net cash provided (used) by financing activities	27	(28,209)

Net increase (decrease) in cash and cash equivalents	1,364	(938)
Cash and cash equivalents at beginning of period	7,142	14,214

Cash and cash equivalents at end of period	$8,506	$13,276

See accompanying notes.

MEDIA GENERAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting, and with applicable quarterly reporting regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and, accordingly, should be read in conjunction with the consolidated financial statements and related footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008 and the Company’s Financial Statements and Management’s Discussion and Analysis in Exhibits 99.6 and 99.7 of this Form 8-K. See Note 11 regarding certain reclassifications.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of interim financial information have been included.

2. Inventories are principally raw materials (primarily newsprint).

3. In the third quarter of 2009, the Company sold a small magazine and its related web site located in the Virginia/Tennessee Market and has reported it as a discontinued operation for all prior periods. In the first quarter of 2008, the Company had five held-for-sale television stations which were classified as discontinued operations. During 2008, the Company completed the sale of four of those TV stations in three transactions: WTVQ in Lexington, Kentucky; WMBB in Panama City, Florida, along with KALB/NALB in Alexandria, Louisiana; and WNEG in Toccoa, Georgia. The Company recognized an after-tax loss of $11.3 million in the first quarter of 2008 related to these divestitures. Subsequent to the end of the first quarter of 2009, the Company completed the sale of WCWJ in Jacksonville, Florida, and recorded a gain in the second quarter. Results of discontinued operations are presented below for the first quarter of 2009 and 2008:

	Quarter Ended
(In thousands)	March 29, 2009	March 30, 2008
Revenues	$2,276	$9,318
Costs and expense	2,238	7,980

Income before income taxes	38	1,338
Income taxes	—	522

Income from discontinued operations	$38	$816

4. The following table sets forth, by level within the fair value hierarchy, the assets and liabilities measured at fair value on a recurring basis on the Company’s balance sheet at March 29, 2009:

(In thousands)	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)
Assets
Trading securities	$247	$—

Liabilities
Interest rate swaps	—	21,100

Fair value of interest rate swaps is based on a discounted cash flow analysis, predicated on quoted London Interbank Offered Rate (LIBOR) prices, of the estimated amounts the Company would have received or paid to terminate the swaps. Trading securities are held by the supplemental 401(k) plan and are carried at fair value and are determined by reference to quoted market prices.

In the third quarter of 2006, the Company entered into several interest rate swaps as part of an overall strategy to manage interest cost and risk associated with variable interest rates, primarily short-term changes in LIBOR. These interest rate swaps are cash flow hedges with notional amounts totaling $300 million; swaps with notional amounts of $100 million will mature in August of 2009 and $200 million will mature in 2011. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the Company’s Facilities. These swaps effectively convert the Company’s variable rate bank debt to fixed rate debt with a weighted average interest rate approximating 7.3% at March 29, 2009. The following table includes information about the Company’s derivative instruments as of March 29, 2009.

(In thousands)
Derivatives designated as hedging instruments	Balance sheet location	Fair Value	Amount of pretax derivative gain recognized in OCI in 2009
Interest rate swaps	Other liabilities and deferred credits	$21,100	$1,624

5. The Company is a diversified communications company located primarily in the southeastern United States. Effective at the beginning of the third quarter of 2009, the Company changed its management structure, shifting from its three-division structure (Publishing, Broadcast, and Interactive Media) to five geographic segments (Virginia/Tennessee, Florida, Mid-South, North Carolina, Ohio/Rhode Island) along with a sixth segment that includes interactive advertising services and certain other operations. This change was undertaken to more closely connect the Company to its customers and non-customers, to accelerate its Web-First strategy, to speed decision-making, and to create and serve new market opportunities. The Company has reclassified the corresponding items of segment information for earlier periods to conform with its current structure.

Revenues for the geographic markets include revenues from 18 network-affiliated television stations, three metro newspapers, and 20 community newspapers, all of which have associated Web sites. Additionally, more than 200 specialty publications that include weekly newspapers and niche publications and the Web sites that are associated with many of these specialty publications are included in revenues for the geographic markets. Revenues for the sixth segment, Advertising Services & Other, are generated by three interactive advertising services companies and certain other operations including a broadcast equipment and studio design company.

Management measures segment performance based on profit or loss from operations before interest, income taxes, and acquisition related amortization. Amortization of acquired intangibles is not allocated to individual segments although the intangible assets themselves are included in identifiable assets for each segment. Intercompany sales are primarily accounted for as if the sales were at current market prices and are eliminated in the consolidated financial statements. Certain promotion in the Company’s newspapers and television stations on behalf of its online shopping portal are recognized based on incremental cost. The Company’s reportable segments are managed separately, largely based on geographic market considerations and a desire to provide services to customers regardless of the media platform or any difference in the method of delivery. In certain instances, operations have been aggregated based on similar economic characteristics.

The following table sets forth the Company’s current and prior-period financial performance by segment:

(In thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months ended March 29, 2009
Virginia/Tennessee	$46,840	$(3,658)	$2,036
Florida	42,240	(2,096)	(3,030)
Mid-South	33,798	(3,391)	1,066
North Carolina	18,981	(1,696)	(1,559)
Ohio/Rhode Island	11,086	(845)	160
Advertising Services & Other	6,562	(225)	591
Eliminations	(374)	1	(44)

			(780)
Unallocated amounts:
Acquisition intangibles amortization		(1,799)	(1,799)
Corporate expense		(1,609)	(8,634)

	$159,133	$(15,318)

Interest expense			(9,972)
Other			(106)

Consolidated loss from continuing operations before income taxes			$(21,291)

Three Months ended March 30, 2008
Virginia/Tennessee	$58,188	$(3,795)	$8,972
Florida	52,641	(2,379)	196
Mid-South	41,605	(3,797)	4,248
North Carolina	24,318	(1,778)	711
Ohio/Rhode Island	12,998	(1,151)	278
Advertising Services & Other	5,197	(160)	(847)
Eliminations	(961)	7	(471)

			13,087
Unallocated amounts:
Acquisition intangibles amortization		(3,825)	(3,825)
Corporate expense		(1,449)	(11,250)

	$193,986	$(18,327)

Interest expense			(12,289)
Equity in net loss of unconsolidated affiliates			(21)
Other			(2,085)

Consolidated loss from continuing operations before income taxes			$(16,383)

6. In January of 2009, the Company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. EITF 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are to be included in the computation of earnings per share. The Company adjusted the prior-period earnings per share calculation which resulted in a $.01 per share change. The adoption of EITF 03-6-1 is not material to the Company’s prior-period earnings per share calculations. The following table sets forth the computation of basic and diluted earnings per share from continuing operations:

	Quarter Ended March 29, 2009			Quarter Ended March 30, 2008
(In thousands, except per share amounts)	Loss (Numerator)	Shares (Denominator)	Per Share Amount	Loss (Numerator)	Shares (Denominator)	Per Share Amount

Basic and Diluted EPS:
Loss from continuing operations	$(21,291)			$(9,771)
Distributed earnings attributable to participating securities	—			(141)

Loss from continuing operations attributable to common stockholders	$(21,291)	22,181	$(0.96)	$(9,912)	22,112	$(0.45)

7. The following table provides the components of net periodic employee benefits expense for the Company’s benefit plans for the first quarter of 2009 and 2008:

	Pension Benefits		Other Benefits
(In thousands)	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Service cost	$190	$225	$75	$125
Interest cost	6,502	6,525	650	750
Expected return on plan assets	(6,240)	(6,525)	—	—
Amortization of prior-service (credit)/cost	(13)	(25)	450	450
Amortization of net loss/(gain)	1,777	1,350	(225)	(125)

Net periodic benefit cost	$2,216	$1,550	$950	$1,200

Subsequent to the end of the first quarter 2009, the Company amended its plans so that future retirement benefits under the retirement, ERISA Excess and Executive Supplemental Retirement plans will now be based on final average earnings as of May 31, 2009. Service accruals under the retirement plan ceased at the beginning of 2007 and the plan was closed to new participants at that time, but benefits had been allowed to grow based on future compensation. This change does not affect the benefits of current retirees. In the second quarter, the Company expects to record a modest curtailment gain.

8. The Company’s comprehensive loss consisted of the following:

	Quarter Ended
(In thousands)	March 29, 2009	March 30, 2008
Net loss	$(21,253)	$(20,255)
Unrealized gain (loss) on derivative contracts (net of deferred tax benefit of $2,998 in 2008)	1,624	(5,261)
Change in pension and postretirement (net of deferred tax benefit of $79)	—	(139)
Unrealized holding loss on equity securities (net of deferred tax benefit of $59)	—	(103)

Comprehensive loss	$(19,629)	$(25,758)

9. The Company accounts for severance benefits related to workforce reductions in accordance with FASB Statement No. 112, Employers’ Accounting for Postemployment Benefits, and accrues the related expense when payment of severance benefits is both probable and the amount is reasonably estimable. During the first quarter of 2009, the Company recorded $4.5 million in severance expense in selling, general and administrative expenses related to involuntary employee terminations. The workforce reductions, the majority of which are expected to be completed in the second quarter, were in response to secular changes within the industry, the deepening economic recession and the Company’s continued efforts to align its costs with the current business environment. Severance expense and related cash payments were nominal for the first quarter of 2008. The following table represents a summary of severance activity by segment (in thousands) for the three months ended March 29, 2009. Accrued severance costs are included in “Accrued expenses and other liabilities” on the consolidated condensed balance sheets:

(In thousands)	Virginia/ Tennessee	Florida	Mid-South	North Carolina	Ohio/ Rhode Island	Advertising Services & Other	Corporate	Consolidated

Accrued severance -

December 28, 2008	$870	$1,522	$1,086	$383	$907	$221	$167	$5,156

Severance expense	2,136	965	422	543	239	218	—	4,523

Severance payments	(732)	(1,462)	(834)	(382)	(362)	(226)	(51)	(4,049)

Accrued severance -

March 29, 2009	$2,274	$1,025	$674	$544	$784	$213	$116	$5,630

10. The FCC has mandated a reallocation of a portion of the broadcast spectrum to others, including Sprint/Nextel. According to the FCC order, broadcasters must surrender their old equipment to prevent interference within a narrowed broadcasting frequency range. In exchange for the relinquished equipment, Sprint/Nextel has been providing broadcasters with new digital equipment and reimbursing associated out-of-pocket expenses. During the remainder of 2009, Sprint/Nextel will continue to provide the Company with new equipment which is capable of meeting the narrowed broadcasting frequency criteria. The Company recorded gains of $.8 million and $.7 million in the first quarters of 2009 and 2008, respectively, in the line item “Selling, general and administrative” on the Consolidated Statements of Operations and anticipates recording additional gains approaching $1.7 million in total over the next two quarters relating to the new equipment.

11. The Consolidated Condensed Balance Sheet and Consolidated Condensed Statements of Operations and Notes 1, 3, 5, 6 and 9 have been revised for the effects of the Company’s change in segments and the reporting of the sale of a small business magazine and related web site as a discontinued operation.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

The Company is a diversified communications company located primarily in the southeastern United States. Effective at the beginning of the third quarter of 2009, Media General changed its management structure from three platform-based divisions to five geographic market segments and a sixth segment that includes the Company’s interactive advertising services and certain other operations. This change was undertaken to more closely connect the Company to its customers and non-customers, to accelerate its Web-first strategy, to speed decision-making, and to create and serve new market opportunities. This market-based approach is a natural extension of the Company’s mission, which is to be the leading provider of high-quality news, information and entertainment in the Southeast by continually building its position of strength in strategically located markets.

The following map shows the locations and composition of the Company’s operating assets within its new management structure.

The Company’s fiscal year ends on the last Sunday in December.

RESULTS OF OPERATIONS

The Company recorded a net loss of $21.3 million in the first quarter of 2009, which was not significantly higher than the loss of $20.3 million recorded in the equivalent quarter of 2008. However, more than half of the 2008 loss was due to an $11.3 million loss related to the divestiture of certain television stations. The company sold four TV stations and their associated Web sites in 2008: WTVQ in Lexington, Kentucky, WMBB in Panama City, Florida, KALB/NALB in Alexandria, Louisiana, and WNEG in Toccoa, Georgia. Subsequent to the end of the first quarter of 2009, the Company completed the sale of its final held-for-sale station, WCWJ in Jacksonville, Florida. The remainder of this discussion focuses only on results from continuing operations.

The Company experienced losses from continuing operations of $21.3 million and $9.8 million in the first quarters of 2009 and 2008, respectively. This $11.5 million quarter-over-quarter decline included reduced revenues from all five geographic markets, severance expense related to workforce reductions, and the absence of any income tax benefit in 2009, partially offset by lower interest, bonus, and intangibles amortization expense. Segment operating results decreased from a $13 million profit in the first quarter of 2008 to a loss of $800,000 in 2009 (a 72% decline excluding $4.5 million in severance expense in 2009) due primarily to approximately 25% declines in advertising revenues as all advertising categories were down in all geographic markets. The Company significantly reduced operating expenses to temper the revenue decline. Additionally, no income tax benefit was recorded in the first quarter of 2009 due to a full tax valuation allowance being established at the end of 2008 (see the Income Taxes section of this MD&A for a further discussion). Also benefiting the bottom line were a 19% decrease in interest expense (driven by reduced average debt levels and a small drop in average interest rates), a $2 million, or 53% decline in intangibles amortization expense (due to 2008 impairment write-downs of network affiliation agreement intangibles), and the virtual absence of bonus expense (due to reduced current-year operating expectations).

MARKET RESULTS

As previously mentioned, the third quarter of 2009 marked the Company’s shift from three platform-based divisions to five geographic market segments and a sixth segment that includes the Company’s interactive advertising services and certain other operations; collectively, they contain all of the operations that were formerly part of the Publishing, Broadcast and Interactive Media segments. The geographically-managed segments include: Virginia/Tennessee, Florida, Mid-South, North Carolina, and Ohio/Rhode Island.

Revenues

As part of this reorganization, revenues have been grouped primarily into five major categories: Local (including the category that was formerly Retail in the Publishing Division), National, Political (which includes Political advertising as was traditionally reported), Classified, and Subscription/Content/Circulation (which includes newspaper circulation, broadcast retransmission revenues, and interactive subscription and content revenues). The following chart summarizes the total consolidated period-over-period changes in these select revenue categories:

2009 versus 2008

	Q1 Change
(In thousands)	Amount	Percent
Local	$(17,435)	(17.9)
National	(6,416)	(18.5)
Political	(4,273)	(96.2)
Classified	(14,978)	(38.4)
Subs/Content/Circulation	3,537	20.6

While the tough advertising environment played a significant role in lower Local and National advertising revenues, period-over-period comparisons were also directly affected by the reduction in Political revenues, as expected in this off-election year; markets which have a higher mix of broadcast stations over newspapers were obviously more affected by this category. Classified advertising was hampered by continued softness in the auto, real estate and employment categories. However, Subscription/Content/Circulation revenues made meaningful progress as a rise in cable and satellite retransmission revenues contributed approximately 70% of the growth and an increase in newspaper circulation (the result of higher rates) was responsible for the remainder.

Revenues in the Virginia/Tennessee Market fell 20% in the first quarter of 2009 as compared to 2008. Decreased Local and Classified advertising were the largest reasons for the period-over-period declines, driven by the current recession-induced environment. Partially offsetting weak advertising revenues were strong Subscription/Content/Circulation revenues which showed solid growth due to rate increases across all newspapers as well as to excellent broadcast retransmission revenues.

Revenues in the Florida Market decreased from $52.6 million to $42.2 million, or 20%, in the first quarter of the year compared to the first three months of 2008. Local and National advertising both declined 16% on weakness in the department store and home furniture categories and Classified advertising (down 41%) continued to show significant weakness due to the erosion of employment, real estate and automotive advertising.

Revenues in the Mid-South Market fell $7.8 million or 19% as Local and National advertising were down 20% and 26%, respectively, from the prior-year levels. As anticipated, Political advertising was almost nonexistent in 2009 as compared to $2.4 million in the first quarter of last year. Following the trend, strong Subscription/Content/Circulation revenues partially offset the other revenue shortfalls.

Revenues in the North Carolina Market declined 22% in the first quarter of 2009 from the first three months of 2008. Cutbacks in Local and Classified advertising comprised most of the revenue shortfall in the North Carolina Market.

Revenues in the Ohio/Rhode Island Market decreased 15% in the first quarter of 2009 compared to the first quarter of 2008. This is the Company’s only geographic market which does not include any newspapers and is consequently less influenced by Classified advertising, but more affected by the ebb and flow of Political and Olympic revenues in corresponding odd and even-numbered years. Local advertising was down 15%, with lower National and Political advertising comprising the remainder of the period-over-period declines. As with all of the other geographic markets, Subscription/Content/Circulation revenues showed increases and partially offset lower advertising revenues.

Operating Expenses

Efforts aimed at adjusting the cost structure of the Company have been successful as evidenced by a 12% reduction in total operating expenses (including severance charges of $4.5 million in 2008). Total compensation costs in first quarter of 2009 declined 16%, or 20% before severance costs, due to lower employee counts, the elimination of positions at most locations, lower commissions, the consolidation of certain production facilities, and savings from mandatory unpaid furlough days (discussed in further detail in the Liquidity section of this MD&A). Despite markedly higher average newsprint prices, up $135/ton (to $675/ton), newsprint costs were down 7% in the first quarter of 2009 due to reduced consumption as a result of newspaper redesigns, lower advertising linage, decreased circulation volumes, and concerted conservation efforts including web-width reductions. Additionally, the Company also achieved departmental savings in the areas of circulation sales, repairs and maintenance, production supplies, outside services, employee relocation and reduced discretionary spending.

Operating expenses in the Virginia/Tennessee Market decreased 8.9% in the first quarter of 2009 from the first quarter of 2008. The largest portion of this decrease was attributable to lower compensation expense; reduced discretionary spending in the areas of circulation sales, repairs and maintenance and production supplies was responsible for a substantial part of the remaining decrease.

Operating expenses in the Florida Market were down $7.2 million or 14% the first quarter of 2009 from the first quarter of 2008. Compensation expense reductions of $5.1 million were responsible for the majority of the decline in operating expenses, with the remainder due to reduced newsprint costs and departmental savings.

Operating expenses in the Mid-South Market fell 13% in the first quarter of 2009 from the same period in 2008. The majority of the savings came from lower compensation cost and departmental savings. This market has a heavier mix of broadcast stations than newspapers and therefore, while newsprint costs were down, they were proportionally less significant to the overall cost savings than in other markets.

Operating expenses in the North Carolina Market declined 13% in the first quarter as compared to 2008’s first quarter. Approximately half of the savings in the quarter were realized from lower compensation cost. Lower departmental spending contributed the remaining savings.

Operating expenses in the Ohio/Rhode Island Market were down $1.8 million, or 14%, in the quarter from the first quarter of 2008 due primarily to a 17% reduction in compensation cost. The remaining savings were achieved primarily through concerted efforts to control discretionary spending in areas such as marketing, promotion and travel. Newsprint was not a factor as the Company does not operate any newspapers in the Ohio/Rhode Island Market.

ADVERTISING SERVICES & OTHER

Advertising Services & Other (ASO) primarily includes:

•	Blockdot - a leading advergaming business;

•	Dealtaker.com - an online social shopping portal that was acquired at the beginning of the second quarter of 2008;

•	NetInformer - a leading provider of mobile advertising and marketing services purchased in the fourth quarter of 2008;

•	Production Services - comprised primarily of a provider of broadcast equipment and studio design services.

Revenues in ASO increased $1.4 million or 26% in the first quarter of 2009 over the first quarter of 2008. The revenue increase in the first quarter was driven by $2.3 million of revenues generated by Dealtaker.com which was acquired at the beginning of the second quarter of 2008. Blockdot exhibited solid improvement in its advergaming revenues as a result of successful sales initiatives. These advances were partially offset by a reduction in revenue in the Production Services operations as the economy and the recently completed digital upgrade has reduced demand for this operation’s services.

Operating expenses were flat quarter over quarter as the incremental operating costs from Dealtaker.com were offset by lower cost of goods sold at Production Services, in line with the previously mentioned reduced volume of work.

Operating Profit (Loss)

The following chart shows the change in operating profit by market for the first three months of 2009 and 2008; the period-over-period movement in market operating profit was driven by the underlying fluctuations in revenue and expense as detailed in the previous discussion.

Change in Market Operating Profits

2009 versus 2008

	Q1 Change
(In thousands)	Amount	Percent
Virginia/Tennessee	$(6,936)	(77.3)
Florida	(3,226)	—
Mid-South	(3,182)	(74.9)
North Carolina	(2,270)	—
Ohio/Rhode Island	(118)	(42.4)
Adv. Services & Other	1,438	—
Eliminations	427	90.7

Total	$(13,867)	(106.0)

In the first quarter of 2009, the Virginia/Tennessee, Florida and Mid-South Markets were responsible for the majority of the operating profit shortfall from last year’s first quarter; these markets incurred additional severance costs of $2.1 million, $1.0 million, and $.4 million, respectively from the prior year. Lower operating expenses in these markets were unable to overcome decreased revenues and increased severance costs. All markets were impacted by reduced advertising revenues, particularly Classified. Helping to offset this trend, in part, was significant improvement in the ASO segment driven by the purchase of Dealtaker.com and cost savings at Production Services.

INTEREST EXPENSE

Interest expense decreased $2.3 million in the first quarter of 2009 from the prior-year equivalent quarter due primarily to an approximate $125 million decline in average debt levels and, to a much smaller degree, to a small drop in the average interest rate to 5.3%. Proceeds from the sales of SP Newsprint and four television station in 2008 drove the debt reduction.

In the third quarter of 2006, the Company entered into three interest rate swaps (where it pays a fixed rate and receives a floating rate) to manage interest cost and cash flows associated with variable interest rates, primarily short-term changes in LIBOR, not to trade such instruments for profit or loss. These interest rate swaps are cash flow hedges with notional amounts totaling $300 million and maturities of either three or five years. Changes in cash flows of the interest rate swaps offset changes in the interest payments on the Company’s $300 million bank term loan. These swaps effectively convert the Company’s variable rate bank term loan to fixed rate debt with a weighted average interest rate approximating 7.3% at March 29, 2009.

INCOME TAXES

The effective tax rate for the quarter was zero percent compared to 40.4% a year ago. There was no net income tax expense or benefit recorded in the quarter due to the fact that the Company had recorded a full deferred tax asset valuation allowance at the beginning of the year and expects to have a full valuation allowance at the end of the year. Therefore, any income tax expense or benefit that would otherwise be recognized is being offset by the change in the valuation allowance. Absent the valuation allowance the effective tax rate for the quarter would have been approximately 39%.

LIQUIDITY

Net cash generated from operating activities in the first quarter of 2009 was $.4 million. During the quarter, the Company collected a $5 million note receivable related to its sale of SP Newsprint in 2008 and made capital expenditures of $4 million. Based on the general economic environment and outlook, the Company has reduced its capital spending plans by postponing various projects.

At March 29, 2009, the Company had in place a $588 million revolving credit facility and a $294 million variable-rate bank term loan facility (together the “Facilities”). The term loan is with essentially the same syndicate of banks that provides the Company’s revolving credit facility. At the end of the first quarter, there were borrowings of $436 million outstanding under the revolving credit facility and $294 million under the bank term loan; the total amount remained largely unchanged in the quarter. The Facilities have both interest coverage and leverage ratio covenants. Under the terms of the Facilities, the maximum leverage ratio covenant will be reduced slightly for the remainder of 2009 (beginning with the second quarter) and for the first three quarters of 2010, and will remain at a constant level thereafter. Also effective for the second quarter of 2009, the minimum interest coverage ratio will be increased slightly for the remaining term of the Facilities. These covenants, which involve debt levels, interest expense, and a rolling four-quarter calculation of EBITDA (a measure of cash earnings as defined in the revolving credit agreement), can affect the Company’s maximum borrowing capacity allowed by the Facilities (approximately $768 million at March 29, 2009). Annual borrowing capacity reductions will be made based on the Company’s excess cash flow, as defined. Because the leverage ratio exceeds certain present levels, the Facilities contain restrictions on dividends, capital spending, indebtedness, capital leases, and investments, as defined. The Company was in compliance with all covenants at quarter-end and, as covenants tighten, the Company expects to remain in compliance with them going forward by taking the steps necessary to maintain EBITDA.

As the economy has deteriorated, the Company has responded to the economic crisis with several aggressive actions to improve its cash flow. These actions include suspending the Company’s match for the 401(k) Plan for the last three quarters of 2009, a minimum of ten mandatory unpaid furlough days for all employees spread across the first three quarters of 2009 (4 days in the first quarter and 3 days in each of the second and third quarters), and the Board of Directors suspending the Company dividend. As discussed earlier, the Company has significantly reduced its workforce, and effective May 31, will freeze benefits under its retirement plan. All of these actions will conserve cash in either the short- or long-term, or both.

Subsequent to the end of the first quarter, the Company completed the sale of WCWJ in Jacksonville, Florida and used the proceeds to reduce debt. The combined commitment under the Facilities is now $866 million. The Company believes that internally generated funds provided by operations, together with the unused portion of the Facilities as well as the proceeds generated by the sale of WCWJ, provide it with the flexibility to manage working capital needs and finance capital expenditures.

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Certain statements in this quarterly report that are not historical facts are “forward-looking” statements, as that term is defined by the federal securities laws. Forward-looking statements include statements related to accounting estimates and assumptions, expectations regarding credit facilities, acquisitions and dispositions, the impact of cost-containment measures, staff reductions, retirement plan changes, the Internet, the Yahoo! agreements, debt compliance, general advertising levels and political advertising levels. Forward-looking statements, including those which use words such as the Company “believes,” “anticipates,” “expects,” “estimates,” “intends,” “projects,” “plans,” “may” and similar words, are made as of the date of this filing and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements.

Some significant factors that could affect actual results include: the effect of the credit crisis on advertising demand, interest rates or energy prices, the availability and pricing of credit and newsprint, changes to pending accounting standards, health care cost trends, a natural disaster, the level of political advertising, the performance of acquisitions, and regulatory rulings and laws.